Exhibit 99.1

Preformed Line Products Announces Results For The Fourth Quarter And Full Year 2019

MAYFIELD VILLAGE, Ohio, March 6, 2020 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for the fourth quarter and the full year 2019.

Net sales in the fourth quarter of 2019 were $113.6 million compared to $105.4 million in the fourth quarter of 2018. Net sales for 2019 were $444.9 million compared to $420.9 million in 2018. This represents an 8% increase for the fourth quarter and a 6% increase for the year.

Net income for the quarter ended December 31, 2019 was $5.6 million, or $1.09 per diluted share, compared to $5.3 million, or $1.02 per diluted share, for the comparable period in 2018. Net income for the year ended December 31, 2019 was $23.3 million, or $4.58 per diluted share, compared to $26.6 million, or $5.21 per diluted share in 2018. The U.S. Tax Cuts and Jobs Act enacted during December 2017 resulted in a $1.9 million reduction in the 2018 estimate, which favorably impacted earnings per diluted share by $.37 for the year in 2018.

Currency translation rates unfavorably impacted net sales by $1.5 million for the quarter ended December 31, 2019 and $14.2 million for the full year of 2019. Currency had a negative impact of $.1 million on net income for the quarter and $.3 million for the full year of 2019.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "The fourth quarter completed the second consecutive year of record domestic sales along with back-to-back, double-digit sales growth in local currencies at our international locations. Our acquisitions in Austria and the Czech Republic supported our non-domestic sales growth and expansion of our global substation and telecommunications markets. We have navigated through challenging raw material pricing and tariff impacts to maintain our product margins while achieving record consolidated sales for the Company."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Austria, Brazil, Canada, China, Colombia, Czech Republic, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain, Thailand and Vietnam.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2018 Annual Report on Form 10-K filed with the SEC on March 8, 2019 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2019	2018	2019	2018

Net sales	$ 113,649	$ 105,411	$ 444,861	$ 420,878
Cost of products sold	77,469	73,392	304,266	288,647
GROSS PROFIT	36,180	32,019	140,595	132,231

Costs and expenses
Selling	$ 9,741	9,061	36,609	36,358
General and administrative	13,320	11,539	51,806	45,398
Research and engineering	4,378	4,094	17,187	15,107
Other operating expense - net	919	(516)	2,366	2,434
	28,358	24,178	107,968	99,297

OPERATING INCOME	7,822	7,841	32,627	32,934

Other income (expense)
Interest income	$ 170	146	783	486
Interest expense	(529)	(298)	(2,217)	(1,290)
Other income - net	(40)	190	265	458
	(399)	38	(1,169)	(346)

INCOME BEFORE INCOME TAXES	7,423	7,879	31,458	32,588

Income taxes	1,821	2,615	8,122	6,007

NET INCOME	$ 5,602	$ 5,264	$ 23,336	$ 26,581
Less: Net income attributable to noncontrolling interests	(22)	-	33	-

NET INCOME ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS	$ 5,624	$ 5,264	$ 23,303	$ 26,581

BASIC EARNINGS PER SHARE
Net Income Attributable to Preformed Line Products Company Shareholders	$ 1.12	$ 1.05	$ 4.63	$ 5.28

DILUTED EARNINGS PER SHARE
Net Income Attributable to Preformed Line Products Company Shareholders	$ 1.09	$ 1.02	$ 4.58	$ 5.21

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.80	$ 0.80

Weighted-average number of shares outstanding - basic	5,005	5,012	5,031	5,032

Weighted-average number of shares outstanding - diluted	5,147	5,173	5,087	5,107

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Thousands of dollars, except share and per share data)	2019	2018

ASSETS
Cash and cash equivalents	$ 38,929	$ 43,609
Accounts receivable, less allowances of $3,849 ($3,178 in 2018)	83,517	73,139
Inventories - net	95,718	85,259
Prepaids	9,522	9,374
Other current assets	4,289	2,882
TOTAL CURRENT ASSETS	231,975	214,263

Property, plant and equipment - net	124,018	102,955
Other intangibles - net	15,116	8,458
Goodwill	27,840	15,621
Deferred income taxes	7,564	6,900
Other assets	27,058	10,600

TOTAL ASSETS	$ 433,571	$ 358,797

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 28,282	$ 26,414
Notes payable to banks	8,696	9,042
Current portion of long-term debt	3,354	1,448
Accrued compensation and amounts withheld from employees	11,817	11,153
Accrued expenses and other liabilities	28,924	21,430
TOTAL CURRENT LIABILITIES	81,073	69,487

Long-term debt, less current portion	53,722	24,960
Other noncurrent liabilities and deferred income taxes	30,208	14,980

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 4,992,979 and
5,020,410 issued and outstanding, as of December 31, 2019 and December 31, 2018	12,848	12,662
Common shares issued to rabbi trust, 267,641 and 269,630 shares at
December 31, 2019 and December 31, 2018, respectively	(10,981)	(11,008)
Deferred Compensation Liability	10,981	11,008
Paid-in capital	38,854	34,401
Retained earnings	353,292	334,170
Treasury shares, at cost, 1,431,325 and 1,310,387 shares at
December 31, 2019 and December 31, 2018, respectively	(79,106)	(72,280)
Accumulated other comprehensive loss	(57,353)	(59,583)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	268,535	249,370
Noncontrolling interest	33	-
TOTAL SHAREHOLDERS' EQUITY	268,568	249,370
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 433,571	$ 358,797

CONTACT: Michael A. Weisbarth, Preformed Line Products, (440) 473-9246